UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2008

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 West Long Lake Road, Suite 601, Troy, MI 48098

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 519-0700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Certain Officers; Appointment of Certain Officers

On July 22, 2008, James C. Orchard submitted his resignation as Chief Operating Officer of Noble International, Ltd. (the “Company”), effective on July 31, 2008. Concurrently with Mr. Orchard’s resignation, the Company will appoint Frank B. Sovis as its Chief Operating Officer. Mr. Sovis is currently the Company’s President of North American Operations. John D. Nechiporchik, currently the Company’s Chief Operating Officer for North America, will replace Mr. Sovis as the Company’s President of North American Operations.

In connection with Mr. Orchard’s resignation, the Company anticipates that it will enter into an agreement with Mr. Orchard pursuant to which it will pay him an amount equal to approximately two (2) months of his current annual salary of $500,000 in return for Mr. Orchard’s assistance as necessary in the transition associated with the aforementioned appointments. The Company also anticipates that this agreement will include customary confidentiality, non-competition and non-solicitation provisions for an agreed upon term. If the final terms of any agreement between the Company and Mr. Orchard differ materially from those presented herein, the Company will amend this Current Report on Form 8-K to disclose those final terms.

A copy of the Press Release announcing the resignation of Mr. Orchard and the appointments of Messrs. Sovis and Nechiporchik is included as Exhibit 99.1 to the Current Report on Form 8-K.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits. The following exhibit is being furnished herewith:

99.1	Noble International, Ltd. Press Release dated July 28, 2008.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation
(Registrant)

Date: July 28, 2008	By:	/s/ Andrew J. Tavi
Andrew J. Tavi
Vice President, General Counsel and Secretary

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